EXHIBIT 99.1

RADIATION THERAPY SERVICES, INC.

PRESS RELEASE

Contacts: Dave Koeninger Chief Financial Officer Radiation Therapy Services, Inc. 239-931-7282 dkoeninger@rtsx.com	Investors/Media: Nick Laudico/Jason Rando The Ruth Group 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com

RADIATION THERAPY SERVICES CLOSES $100 MILLION DEBT FINANCING

Including $50 Million Accordion Feature, a Total $150 Million Debt Financing

Fort Myers, FL, December 16, 2005 – Radiation Therapy Services, Inc. (NASDAQ: RTSX), a leading operator of radiation therapy centers, announced today it closed its previously announced $100 million debt financing. The Company has added a $50 million accordion feature to the facility, which allows it to increase the aggregate principal amount of the Term B financing to $150 million, at the Company’s option.

The $100 million Term B loan has an initial interest rate spread of 200 basis points, with the opportunity to permanently reduce the spread to 175 basis points after six months, provided the Company’s leverage ratio is below 2:1.

The Company used the proceeds of the Term B loan to pay off its pre-existing Term A loan as well as the borrowings drawn on its $140 million revolving credit facility. The current availability under the revolving credit facility is $140 million.

The Term B loan is a seven-year borrowing with a maturity of December 31, 2012. The maturity for the revolving credit facility remains March 15, 2010. Participants in the Term B financing include institutional investors as well as the Company’s senior bank lending group.

David M. Koeninger, Executive Vice President and Chief Financial Officer, stated, “We are extremely pleased with the high level of interest received among institutional investors, particularly institutions new to Radiation Therapy. This additional capital source will support program expansions within our existing local markets, entry into new local markets and ensure that we have the most advanced treatment technology. We look forward to a healthy, long-term relationship with our new investors.”

The Company will be reporting the closing of this credit facility on a Form 8-K filed with the SEC on or before December 22, 2005.

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About Radiation Therapy Services

Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 68 treatment centers are clustered into 22 local markets in 14 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company’s future plans, expectations and objectives. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “believe,” “seek,” “could” and “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s ability to successfully close on the financing commitment, those risk factors described in the “Risk Factors” section and other information in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K, as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

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